Exhibit 99.1

Clearwater Paper Reports First Quarter 2022 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 28, 2022 --Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality tissue and bleached paperboard products, today reported financial results for the first quarter ended March 31, 2022.
FIRST QUARTER HIGHLIGHTS
•Delivered strong performance due to continued strength in the paperboard business and improvements in tissue
•Higher pricing in both businesses helping to offset inflation
•Net sales of $488 million, up 15% compared to the first quarter of last year
•Net income of $17 million, or $0.97 per diluted share
•Adjusted EBITDA of $59 million
•Reduced net debt by $31 million in the quarter
"Our performance in the first quarter exceeded our expectations due to strong operational execution and improved pricing in both businesses,” said Arsen Kitch, president and chief executive officer. “Our paperboard business continued to experience strong demand and pricing, and we were able to produce and sell more volume than anticipated. Our tissue volumes stabilized, and pricing improved, which drove performance improvement relative to the fourth quarter of last year.”
OVERALL RESULTS
For the first quarter of 2022, Clearwater Paper reported net sales of $488 million, a 15% increase compared to net sales of $426 million for the first quarter of 2021. Net income for the first quarter of 2022 was $17 million, or $0.97 per diluted share, compared to net income for the first quarter of 2021 of $12 million, or $0.71 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the first quarter of 2022 of $18 million, or $1.03 per diluted share, compared to first quarter 2021 adjusted net income of $12 million, or $0.69 per diluted share. Adjusted EBITDA for the quarter was $59 million, compared to the first quarter of 2021 Adjusted EBITDA of $54 million.
Pulp and Paperboard Products Segment
Net sales in the Pulp and Paperboard Products segment were $266 million for the first quarter of 2022, up 21% compared to first quarter 2021 net sales of $220 million. Segment operating income for the first quarter of 2022 was $50 million compared to $25 million for the first quarter of 2021. Adjusted EBITDA for the segment was $60 million in the first quarter of 2022, compared to $34 million in the first quarter of 2021. The increase in operating income and Adjusted EBITDA was driven by higher sales prices offset by inflation, specifically related to chemicals, freight and energy.
Paperboard Sales Volumes and Prices:
• Paperboard sales volumes were 201,356 tons in the first quarter of 2022, a decrease of 3% compared to 206,712 tons in the first quarter of 2021.
• Paperboard average net selling price increased 23% to $1,263 per ton for the first quarter of 2022, compared to $1,028 per ton in the first quarter of 2021.
Consumer Products Segment
Net sales in the Consumer Products segment were $223 million for the first quarter of 2022, up 7% compared to the first quarter 2021 net sales of $208 million. Segment operating income for the first quarter of 2022 was $1 million compared to operating income of $18 million in the first quarter of 2021. Adjusted EBITDA for the segment was $16 million in the first quarter of 2022, down from $35 million in the first quarter of 2021. The decrease in operating income and Adjusted EBITDA was driven by higher input costs due to inflation, specifically related to pulp and transportation partially offset by higher sales prices.
Retail Tissue Sales Volumes and Prices:
• Retail tissue volumes sold were 75,426 tons in the first quarter of 2022, an increase of 7% compared to 70,762 tons in the first quarter of 2021.
• Retail tissue selling prices increased 4% to $2,872 per ton in the first quarter of 2022, compared to $2,758 per ton in the first quarter of 2021.

COMPANY OUTLOOK
“Our first quarter performance represents a strong start to 2022. Inflationary pressures are expected to persist in 2022, which we are offsetting with higher sales prices that were previously announced and operational improvements. Given our strong performance and improved outlook for the year, we are on track to achieve our leverage ratio sooner than anticipated and are resuming our previously approved stock repurchase program,” concluded Kitch.

WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at https://ir.clearwaterpaper.com/investors/events-and-presentations beginning at 5:00 p.m. Pacific Time today.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the first quarter of 2022 and 2021, including adjusted income and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding product demand, cash generation, performance improvements, market conditions, debt reduction and share repurchases, performance improvements, market conditions, and mitigation of inflationary pressures. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: impact of the COVID-19 pandemic on our operations, our suppliers' operations and our customer demand; competitive pricing pressures for our products, including as a result of increased capacity as additional manufacturing facilities are operated by our competitors and the impact of foreign currency fluctuations on the pricing of products globally; customer acceptance and timing and quantity of purchases of our tissue products, including the existence of sufficient demand for and the quality of tissue produced by our expanded Shelby, North Carolina operations; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in customer product preferences and competitors' product offerings; cyber-security risks; larger competitors having operational, financial and other advantages; consolidation and vertical integration of converting operations in the paperboard industry; our ability to successfully implement our operational efficiencies and cost savings strategies, along with related capital projects; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which we operate; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to our manufacturing facilities; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; labor disruptions; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with our pension plans; environmental liabilities or expenditures and climate change; reliance on a limited number of third-party suppliers for raw materials; our ability to attract, motivate, train and retain qualified and key personnel; our substantial indebtedness and ability to service our debt obligations and restrictions on our business from debt covenants and terms; changes in our banking relations and our customer supply chain financing; negative changes in our credit agency ratings; and changes in laws, regulations or industry standards affecting our business and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended March 31,
(In millions, except per-share data)	2022	2021
Net sales	$488.2	$425.9
Costs and expenses:
Cost of sales	422.0	370.6
Selling, general and administrative expenses	32.8	27.8
Other operating charges, net	0.5	0.4
Total operating costs and expenses	455.3	398.8
Income from operations	32.9	27.1
Interest expense, net	(8.6)	(9.3)
Debt retirement costs	(0.2)	—
Other non-operating expense	(1.4)	(2.5)
Total non-operating expense	(10.3)	(11.8)
Income before income taxes	22.6	15.3
Income tax provision	6.0	3.2
Net income	$16.6	$12.1

Net income per common share:
Basic	$0.99	$0.73
Diluted	0.97	0.71

Average shares outstanding (in thousands):
Basic	16,728	16,647
Diluted	17,073	16,979

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$36.4	$25.2
Receivables, net	172.3	167.4
Inventories	281.8	277.7
Other current assets	17.0	16.9
Total current assets	507.5	487.2
Property, plant and equipment	2,963.2	2,961.5
Accumulated depreciation	(1,903.3)	(1,879.7)
Property, plant and equipment, net	1,059.9	1,081.8
Other assets, net	115.7	121.1
Total Assets	$1,683.1	$1,690.1

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$1.6	$1.6
Accounts payable and accrued liabilities	254.5	252.5
Total current liabilities	256.1	254.1
Long-term debt	617.7	637.6
Liability for pension and other postretirement employee benefits	72.8	73.6
Deferred tax liabilities and other long-term obligations	206.5	213.1
Total liabilities	1,153.2	1,178.3

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	24.1	23.6
Retained earnings	547.3	530.7
Accumulated other comprehensive loss, net of tax	(41.4)	(42.6)
Total stockholders' equity	530.0	511.7
Total liabilities and stockholders' equity	$1,683.1	$1,690.1

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Quarter Ended March 31,
(In millions)	2022	2021
Operating activities
Net income	$16.6	$12.1
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	25.4	26.8
Equity-based compensation expense	0.7	2.4
Deferred taxes	(2.2)	(0.4)
Defined benefit pension and other postretirement employee benefits	0.7	1.7
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(10.6)	25.7
Increase in inventory	(4.2)	(29.7)
Increase in other current assets	—	(0.2)
Increase (decrease) in accounts payable and accrued liabilities	13.9	(6.2)
Other, net	0.7	1.7
Net cash flows provided by operating activities	41.1	33.8
Investing activities
Additions to property, plant and equipment, net	(7.9)	(11.1)
Net cash flows used in investing activities	(7.9)	(11.1)
Financing activities
Repayments of long-term debt	(20.4)	(0.4)
Proceeds from sale of stock under employee awards	(1.5)	(1.6)
Taxes paid related to net share settlement of equity awards	—	0.5
Net cash flows used in financing activities	(21.9)	(1.4)

Increase in cash, cash equivalents and restricted cash	11.3	21.2
Cash, cash equivalents and restricted cash at beginning of period	26.2	36.9
Cash, cash equivalents and restricted cash at end of period	$37.5	$58.2

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Quarter Ended March 31,
(In millions)	2022	2021
Segment net sales:
Pulp and Paperboard	$266.2	$219.7
Consumer Products	223.0	208.4
Eliminations	(1.1)	(2.2)
Net sales	$488.2	$425.9

Operating income (loss):
Pulp and Paperboard	$50.3	$25.0
Consumer Products	0.9	17.9
Corporate and eliminations	(17.8)	(15.5)
Other operating charges, net [1]	(0.5)	(0.4)
Income from operations	$32.9	$27.1
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-Q filed with the SEC for the period end March 31, 2022 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Quarter Ended March 31,
(In millions)	2022	2021
Net income	$16.6	$12.1
Add back:
Income tax provision	6.0	3.2
Interest expense, net	8.6	9.3
Depreciation and amortization	25.4	26.8
Other operating charges, net[1]	0.5	0.4
Debt retirement costs	0.2	—
Other non-operating expense	1.4	2.5
Adjusted EBITDA	$58.9	$54.3

Pulp and Paperboard segment income	$50.3	$25.0
Depreciation and amortization	9.3	9.0
Adjusted EBITDA Pulp and Paperboard	$59.5	$34.0

Consumer Products segment income	$0.9	$17.9
Depreciation and amortization	15.3	16.8
Adjusted EBITDA Consumer Products	$16.2	$34.7

Corporate and other expenses	$(17.8)	$(15.5)
Depreciation and amortization	0.9	1.1
Adjusted EBITDA Corporate	$(16.9)	$(14.4)

Pulp and Paperboard segment	$59.5	$34.0
Consumer Products segment	16.2	34.7
Corporate and other	(16.9)	(14.4)
Adjusted EBITDA	$58.9	$54.3
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-Q filed with the SEC for the period end March 31, 2022 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended March 31,
(In millions, except per-share data)	2022	2021

Adjusted net income:
Net income	$16.6	$12.1
Add back:
Income tax provision	6.0	3.2
Income before income taxes	22.6	15.3

Add back:
Debt retirement costs	0.2	—
Other operating charges, net	0.5	0.4
Adjusted income before tax	$23.4	$15.7
Normalized income tax provision	5.8	3.9
Adjusted net income	$17.5	$11.7

Weighted average diluted shares (thousands)	17,073	16,979

Adjusted income per diluted share	$1.03	$0.69

	March 31, 2022	December 31, 2021
Calculation of net debt:
Current portion long-term debt	$1.6	$1.6
Long-term debt	617.7	637.6
Add back:
Unamortized deferred debt costs	4.4	4.8
Less:
Financing leases	18.7	19.1
Cash and cash equivalents	36.4	25.2
Net debt	$568.6	$599.8

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers
509.344.5967

investorinfo@clearwaterpaper.com